T.RowePrice®
INVEST WITH CONFIDENCE

Revised on January 27, 2017, to reflect revision to net flows sourced from the firm's target date portfolios (page 2)

NEWS RELEASE

T. ROWE PRICE GROUP REPORTS FOURTH QUARTER AND ANNUAL 2016 RESULTS

Assets Under Management Ended 2016 at $810.8 Billion

BALTIMORE (January 26, 2017) - T. Rowe Price Group, Inc. (NASDAQ-GS: TROW) today reported its fourth quarter of 2016 results, including net revenues of $1.1 billion, net income of $379.8 million, and diluted earnings per common share of $1.50. The firm recognized in its fourth quarter of 2016 operating expenses an insurance recovery of $100 million before taxes, or $.24 in diluted after-tax earnings per share. The recovery was a partial offset to the $166.2 million nonrecurring operating charge related to the Dell appraisal rights matter recorded in the second quarter of 2016.

Financial Highlights

The table below presents financial results on a U.S. GAAP basis as well as a non-GAAP basis to adjust for the impact of the consolidated sponsored investment portfolios and other non-operating income. The 2016 results also reflect a non-recurring charge net of insurance recovery related to the Dell appraisal rights matter. The firm believes the non-GAAP financial measures below provide relevant and meaningful information to investors about its core operating results.

	Three months ended			Year ended		
(in millions, except per-share data)	12/31/2015	12/31/2016	% change	12/31/2015	12/31/2016	% change
U.S. GAAP Basis						
Investment advisory fees	$ 926.0	$ 966.8	4.4 %	$ 3,687.3	$ 3,728.7	1.1 %
Net revenues	$ 1,052.2	$ 1,091.2	3.7 %	$ 4,200.6	$ 4,222.9	0.5 %
Operating expenses	$ 597.2	$ 527.9	(11.6)%	$ 2,301.7	$ 2,489.5	8.2 %
Net operating income	$ 455.0	$ 563.3	23.8 %	$ 1,898.9	$ 1,733.4	(8.7)%
Non-operating income[(1)]	$ 43.4	$ 12.2	nm	$ 103.5	$ 227.1	nm
Net income attributable to T. Rowe Price Group	$ 303.2	$ 379.8	25.3 %	$ 1,223.0	$ 1,215.0	(.7)%
Diluted earnings per common share	$ 1.17	$ 1.50	28.2 %	$ 4.63	$ 4.75	2.6 %
Weighted average common shares outstanding assuming dilution	255.0	246.8	(3.2)%	260.9	250.3	(4.1)%
Adjusted[(2)]						
Operating expenses	$ 597.2	$ 626.0	4.8 %	$ 2,301.7	$ 2,416.8 [(3)]	5.0 %
Net income attributable to T. Rowe Price Group	$ 277.2	$ 304.7	9.9 %	$ 1,160.3	$ 1,148.9 [(4)]	(1.0)%
Diluted earnings per common share	$ 1.07	$ 1.21	13.1 %	$ 4.39	$ 4.49	2.3 %
Assets under Management (in billions)						
Average assets under management	$ 765.7	$ 807.6	5.5 %	$ 767.9	$ 778.2	1.3 %
Ending assets under management	$ 763.1	$ 810.8	6.3 %	$ 763.1	$ 810.8	6.3 %

(1) Non-operating income varies from year to year due to a number of factors; accordingly the percentage change in non-operating income is not believed to be meaningful.
(2) See the reconciliation to the comparable U.S. GAAP measures at the end of this earnings release.
(3) Excludes the impact of the $66.2 million charge net of insurance recovery related to the Dell appraisal rights matter and $6.5 million in operating expenses related to the firm's consolidated sponsored investment portfolios.
(4) Excludes the after-tax impact of the $66.2 million charge net of insurance recovery related to the Dell appraisal rights matter, offset by $69.1 million of T. Rowe Price's portion of net income from the consolidated sponsored investment portfolios and $106.0 million of other non-operating income.

1

Assets Under Management

Assets under management decreased $2.1 billion in the fourth quarter of 2016, but increased $47.7 billion for the full year of 2016 to $810.8 billion at December 31, 2016. The components of the change in assets under management for the three months and year ended December 31, 2016, are shown in the table below.

	Three months ended 12/31/2016			Year ended 12/31/2016		
(in billions)	Sponsored U.S. mutual funds	Other investment portfolios	Total	Sponsored U.S. mutual funds	Other investment portfolios	Total
Assets under management at beginning of period	$ 517.0	$ 295.9	$ 812.9	$ 487.1	$ 276.0	$ 763.1
Net cash flows before client transfers	(3.2)	(1.8)	(5.0)	.3	(3.1)	(2.8)
Client transfers from mutual funds to other portfolios	(.6)	.6	—	(4.9)	4.9	—
Net cash flows after client transfers	(3.8)	(1.2)	(5.0)	(4.6)	1.8	(2.8)
Net market appreciation and income, net of distributions not reinvested	1.0	1.9	2.9	31.7	18.8	50.5
Change during the period	(2.8)	.7	(2.1)	27.1	20.6	47.7
Assets under management at December 31, 2016	$ 514.2	$ 296.6	$ 810.8	$ 514.2	$ 296.6	$ 810.8

The firm's net cash flows after client transfers in the fourth quarter of 2016 and year ended December 31, 2016, were in the following investment vehicles and asset classes:

(in billions)	Three months ended 12/31/2016	Year ended 12/31/2016
Sponsored U.S. mutual funds		
Stock and blended asset funds	$ (5.3)	$ (9.9)
Bond funds	1.1	4.7
Money market funds	.4	.6
	(3.8)	(4.6)
Other investment portfolios		
Stock and blended assets	(2.6)	(4.9)
Fixed income, money market, and stable value	1.4	6.7
	(1.2)	1.8
Total net cash flows after client transfers	$ (5.0)	$ (2.8)

The firm's net cash outflows for the fourth quarter of 2016 and the full-year 2016 are largely attributable to institutional and intermediary clients reallocating to passive investments. The trend to passive also impacted the net cash flows originating in the firm's target-date retirement portfolios. These portfolios were the source of net cash outflows of $63 million in the fourth quarter of 2016, and net cash inflows of $8.1 billion for the year ended December 31, 2016.

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The firm's assets under management as of December 31, 2015 and 2016, by asset class are as follows:

	As of	
(in billions)	12/31/2015	12/31/2016
Equity	$ 439.4	$ 450.6
Fixed income	110.4	121.2
Asset allocation	213.3	239.0
Total assets under management	$ 763.1	$ 810.8
Retirement date portfolios	$ 165.7	$ 189.2

Investors domiciled outside the United States accounted for about 5% of the firm's assets under management at December 31, 2015 and 2016.

Capital Management

T. Rowe Price remains debt-free with ample liquidity, including cash and discretionary sponsored portfolio investment holdings of $1.9 billion at December 31, 2016. We also have redeemable seed capital investments in sponsored investment portfolios of $1.3 billion at December 31, 2016. The firm's common shares outstanding decreased since the end of 2015 as the firm expended $676.9 million in 2016 to repurchase 10.0 million shares, or 4.0% of its outstanding common shares, including $130.0 million to repurchase 2.0 million shares during the fourth quarter of 2016. The firm invested $148.3 million during the full year of 2016 in capitalized technology and facilities. The firm expects capital expenditures for 2017 to be up to $175 million, of which about two-thirds is planned for technology initiatives. The firm's expenditures are expected to continue to be funded from operating resources.

Investment Performance

For the three-year period ended December 31, 2016, 84% of the T. Rowe Price mutual funds across their share classes outperformed their comparable Lipper averages on a total return basis, 80% outperformed for the five-year period, 86% outperformed for the 10-year period, and 53% outperformed for the one-year period. In addition, 86% of our rated Price Funds' assets under management ended the year with an overall rating of four or five stars from Morningstar. The firm's target-date retirement funds continue to deliver excellent relative long-term performance, with at least 96% of these funds outperforming their comparable Lipper averages on a total return basis for the three-, five-, and 10-year periods ended December 31, 2016. The performance of the firm's institutional strategies against their benchmarks weakened in 2016, but remains very competitive over longer time periods.

Financial Results

Investment advisory revenues earned in the fourth quarter of 2016 from the T. Rowe Price mutual funds distributed in the U.S. were $700.7 million, an increase of $32.5 million, or 4.9%, from the comparable 2015 quarter. Average mutual fund assets under management in the fourth quarter of 2016 increased 4.8% from the average in the fourth quarter of 2015 to $512.8 billion. Money market advisory fees voluntarily waived by the firm to maintain positive yields for investors in the fourth quarter of 2016 were $1.1 million, compared with $9.8 million in the 2015 quarter. The firm expects money market fee waivers, if any, will be insignificant in 2017.

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Investment advisory revenues earned in the fourth quarter of 2016 from other investment portfolios were $266.1 million, an increase of $8.3 million, or 3.2%, from the comparable 2015 quarter. Average assets under management in the fourth quarter of 2016 were $294.8 billion, an increase of 6.7% from the average in the fourth quarter of 2015.

Operating expenses, excluding the $100.0 million insurance recovery related to the Dell appraisal rights matter, were $627.9 million in the fourth quarter of 2016, an increase of $30.7 million from the comparable 2015 quarter. Based on planned initiatives, the firm currently expects that its planned operating expenses, excluding the net charge related to the Dell appraisal rights matter, will grow in the high single-digit range in 2017 versus 2016. The firm could elect to moderate the pace of spending on its planned initiatives should markets decline significantly. In addition, other events not currently planned or expected could impact the firm's expense levels.

Compensation and related costs increased $24.8 million from the fourth quarter of 2015, due primarily to additional headcount, increases in bonus and stock based compensation, and higher benefits. Average staff size increased by 5.6% from the fourth quarter of 2015, and the firm employed 6,329 associates at December 31, 2016.

Advertising and promotion costs were $27.2 million in the fourth quarter of 2016, compared with $27.0 million in the comparable 2015 period. The firm currently expects advertising and promotion costs for 2017 to be up to 10% higher than the 2016 year as the firm executes on a number of strategic initiatives.

Occupancy and facility costs, together with depreciation expense were $78.7 million in the fourth quarter of 2016, an increase of $6.1 million, or 8.4%, compared to the fourth quarter of 2015. The increase is primarily attributable to the added costs to update and enhance technology capabilities, including related maintenance programs, and to renovate existing facilities.

Net non-operating income was $12.2 million in the fourth quarter of 2016, a decrease of $31.2 million from the 2015 quarter. The components and variances are included in the table below:

	Three months ended		
	12/31/2015	12/31/2016	$ change
Net gains realized on dispositions of sponsored fund investments	$ 7.6	$ .7	$ (6.9)
Capital gain and ordinary dividends on sponsored fund investments	29.0	11.1	(17.9)
Other investment gains (losses) on sponsored fund investments	(.7)	.1	.8
Net investment income on consolidated sponsored investment portfolios	.6	(2.9)	(3.5)
Other investment income	7.6	5.0	(2.6)
Other non-operating expenses	(.7)	(1.8)	(1.1)
Net non-operating income	$ 43.4	$ 12.2	$ (31.2)

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5 As compared to the prior year, the firm consolidates a larger number of sponsored investment portfolios in which it is deemed to have a controlling interest. The consolidation of these portfolios results in the recognition of each portfolio's investment income and operating expenses in the firm's consolidated statement of income, including the portion attributable to unrelated third party investors. The portion attributable to third party investors is removed from the firm's net income to arrive at net income attributable to T. Rowe Price Group, which is used in the calculation of earnings per share. A table detailing the impact on the firm's consolidated statement of income is included in the tables at the end of this earnings release. The firm's effective tax rate for the fourth quarter of 2016 was 36.3%, which contributed to the 36.0% effective tax rate for 2016. The firm currently estimates its effective tax rate for 2017 will be about 36.5%. The firm's 2017 estimate assumes the tax benefits earned from stock-based compensation will be similar to those earned in 2016. Management Commentary William J. Stromberg, the company’s president and chief executive officer, commented: “U.S. stocks advanced sharply in the fourth quarter of 2016, lifting major indexes to record highs and resulting in strong full-year gains for many investors. Economic growth finished 2016 on a strong note and investors grew more optimistic that the incoming administration and Congress will succeed in reducing regulations and taxes. International equity markets delivered positive but less strong results, held back by a strengthening U.S. dollar. Fixed income returns suffered in the quarter as interest rates rose following the U.S. elections. Full year returns, though, were solid, led by high yield and emerging market bonds. “We experienced net cash outflows for the fourth quarter and the year, largely as a result of clients reallocating from active U.S. equity strategies to passive products. The trend to passive has been persistent and has accelerated in recent years. We cannot predict when it will reach a new equilibrium. Over the long term though, we expect well-executed active management to play an important ongoing role for investors and we are reinvesting in our company with the objective of sustaining the strong investment and service results we have historically achieved for our clients. “Our previously announced initiatives in product, distribution, and technology are moving ahead as planned. We are expanding our asset allocation business to meet the growing demands of global solution-seeking investors. We are continuing the buildout of our distribution capabilities to capitalize on opportunities in key markets outside of the U.S., as well as with intermediaries in the U.S., where regulatory changes are creating opportunities. And we are investing to enhance our clients’ technology-enabled experiences across all of our businesses. For example, our new T. Rowe Price ActivePlus Portfolios discretionary advice service was beta tested this past quarter and is formally launching to clients in early 2017.

6 “As we invest to strengthen our company for the long term, we have continued to return cash to stockholders in the near term paying $541 million of dividends and investing $677 million to repurchase 4% of our shares in 2016. Over the past three years, we have returned a total of $4.1 billion to stockholders in dividends and share repurchases, more than 110% of our net earnings over this period of time. “This is a time of significant change in the asset management industry and we are responding by investing to strengthen our long-term value proposition to our clients and to our stockholders. We believe that delivering excellent long-term net investment performance to our clients with outstanding service and support will lead to attractive stockholder returns over time.” Other Matters The financial results presented in this release are unaudited. KPMG LLP is currently completing its audits of the firm's 2016 consolidated financial statements and internal controls over financial reporting at December 31, 2016. The firm expects that KPMG will complete its work in early February and that it will then file its Form 10-K Annual Report for 2016 with the U.S. Securities and Exchange Commission. The Form 10-K will include additional information, including the firm's audited consolidated financial statements, management's report on internal controls over financial reporting at December 31, 2016, and the reports of KPMG. Certain statements in this earnings release may represent “forward-looking information,” including information relating to anticipated changes in revenues, net income and earnings per common share, anticipated changes in the amount and composition of assets under management, anticipated expense levels, estimated tax rates, and expectations regarding financial results, future transactions, new products and services, investments, capital expenditures, dividends, stock repurchases, and other market conditions. For a discussion concerning risks and other factors that could affect future results, see the firm's 2015 Form 10-K. Founded in 1937, Baltimore-based T. Rowe Price (troweprice.com) is a global investment management organization that provides a broad array of mutual funds, subadvisory services, and separate account management for individual and institutional investors, retirement plans, and financial intermediaries. The organization also offers a variety of sophisticated investment planning and guidance tools. T. Rowe Price's disciplined, risk-aware investment approach focuses on diversification, style consistency, and fundamental research. CONTACT T. ROWE PRICE, PUBLIC RELATIONS Brian Lewbart 410-345-2242 brian_lewbart@troweprice.com Briana Wessell 410-577-8025 briana_wessell@troweprice.com

Unaudited Consolidated Statements of Income
(in millions, except per share amounts)

	Three months ended		Year ended	
	12/31/2015	12/31/2016	12/31/2015	12/31/2016
Revenues				
Investment advisory fees	$ 926.0	$ 966.8	$ 3,687.3	$ 3,728.7
Administrative fees	88.9	88.9	361.8	352.5
Distribution and servicing fees	37.3	35.5	151.5	141.7
Net revenues	1,052.2	1,091.2	4,200.6	4,222.9
Operating expenses				
Compensation and related costs	356.8	381.6	1,443.6	1,494.0
Advertising and promotion	27.0	27.2	79.7	79.9
Distribution and servicing costs	37.3	35.5	151.5	141.7
Depreciation and amortization of property and equipment	31.9	33.4	126.3	133.4
Occupancy and facility costs	40.7	45.3	159.2	172.8
Other operating expenses	103.5	104.9	341.4	401.5
Nonrecurring charge, net of insurance recovery, related to Dell appraisal rights matter	—	(100.0)	—	66.2
Total operating expenses	597.2	527.9	2,301.7	2,489.5
Net operating income	455.0	563.3	1,898.9	1,733.4
Non-operating income				
Net investment income on investments	43.5	16.9	105.3	108.0
Net investment income (loss) on consolidated sponsored investment portfolios	.6	(2.9)	1.5	121.1
Other income (losses)	(.7)	(1.8)	(3.3)	(2.0)
Total non-operating income	43.4	12.2	103.5	227.1
Income before income taxes	498.4	575.5	2,002.4	1,960.5
Provision for income taxes	195.2	208.7	779.4	706.5
Net income	303.2	366.8	1,223.0	1,254.0
Less: net income (loss) attributable to redeemable non-controlling interests	—	(13.0)	—	39.0
Net income attributable to T. Rowe Price Group, Inc.	**303.2**	**379.8**	**1,223.0**	**1,215.0**
Less: net income allocated to outstanding restricted stock and stock unit holders	4.7	8.4	16.1	25.5
Net income allocated to T. Rowe Price Group, Inc. common stockholders	**$ 298.5**	**$ 371.4**	**$ 1,206.9**	**$ 1,189.5**
Earnings per share on common stock of T. Rowe Price Group, Inc.				
Basic	$ 1.20	$ 1.53	$ 4.74	$ 4.85
Diluted	$ 1.17	$ 1.50	$ 4.63	$ 4.75
Weighted-average common shares				
Outstanding	249.4	242.6	254.6	245.5
Outstanding assuming dilution	255.0	246.8	260.9	250.3
Dividends declared per share, including a $2.00 per share special cash dividend declared in the first quarter of 2015	$ .52	$ .54	$ 4.08	$ 2.16

Impact on consolidated statements of income of consolidated sponsored investment portfolios (in millions)	Three months ended		Year ended	
	12/31/2015	12/31/2016	12/31/2015	12/31/2016
Operating expenses reflected in net operating income	$ —	$ (3.1)	$ —	$ (13.0)
Net investment income (loss) reflected in non-operating income	.6	(2.9)	1.5	121.1
Impact on income before taxes	$ .6	$ (6.0)	$ 1.5	$ 108.1
Income attributable to the firm's interest	$ .6	$ 7.0	$ 1.5	$ 69.1
Income (loss) attributable to redeemable non-controlling interests	—	(13.0)	—	39.0
	$ .6	$ (6.0)	$ 1.5	$ 108.1

7

Investment Advisory Revenues (in millions)	Three months ended		Year ended	
	12/31/2015	12/31/2016	12/31/2015	12/31/2016
Sponsored U.S. mutual funds				
Stock and blended asset	$ 560.2	$ 578.2	$ 2,241.9	$ 2,228.1
Bond and money market	108.0	122.5	426.0	477.3
	668.2	700.7	2,667.9	2,705.4
Other investment portfolios				
Stock and blended asset	217.0	219.9	862.2	850.3
Bond, money market, and stable value	40.8	46.2	157.2	173.0
	257.8	266.1	1,019.4	1,023.3
Total	$ 926.0	$ 966.8	$ 3,687.3	$ 3,728.7

Assets Under Management (in billions)	Average during					
	Three months ended		Year ended		As of	
	12/31/2015	12/31/2016	12/31/2015	12/31/2016	12/31/2015	12/31/2016
Sponsored U.S. mutual funds						
Stock and blended asset	$ 384.9	$ 400.1	$ 387.8	$ 386.1	$ 383.0	$ 401.3
Bond and money market	104.4	112.7	105.8	109.4	104.1	112.9
	489.3	512.8	493.6	495.5	487.1	514.2
Other investment portfolios						
Stock and blended asset	210.3	219.6	210.3	211.1	209.8	220.8
Bond, money market, and stable value	66.1	75.2	64.0	71.6	66.2	75.8
	276.4	294.8	274.3	282.7	276.0	296.6
Total	$ 765.7	$ 807.6	$ 767.9	$ 778.2	$ 763.1	$ 810.8

Unaudited Condensed Consolidated Cash Flows Information (in millions)		For year ended 12/31/2016		
	As reported for the year ended 12/31/2015	Cash flow attributable to T. Rowe Price Group	Cash flow attributable to consolidated sponsored investment portfolios, net of eliminations	As reported on statement of cash flows
Cash provided by (used in) operating activities, including $162 of stock-based compensation expense attributable to T. Rowe Price Group	$ 1,530.5	1,343.7	(1,173.2)	$ 170.5
Cash provided by (used in) investing activities, including ($148) for additions to property and equipment attributable to T. Rowe Price Group	109.0	(219.7)	325.9	106.2
Cash provided by (used in) financing activities, including T. Rowe Price Group common stock repurchases of ($677) and dividends paid of ($541) in 2016	(1,973.3)	(1,091.4)	915.0	(176.4)
Effect of exchange rate changes on cash and cash equivalents	—	—	(2.1)	(2.1)
Net change in cash and cash equivalents during period	$ (333.8)	$ 32.6	$ 65.6	$ 98.2

8

9 Unaudited Condensed Consolidated Balance Sheet Information (in millions) As of 12/31/2015 12/31/2016 Cash and cash equivalents $ 1,172.3 $ 1,204.9 Accounts receivable and accrued revenue 446.0 455.1 Investments 1,961.2 1,257.5 Assets of consolidated sponsored investment portfolios 57.7 1,680.5 Property and equipment, net 607.1 615.1 Goodwill 665.7 665.7 Other assets 196.9 346.2 Total assets 5,106.9 6,225.0 Total liabilities, includes $65.6 million from consolidated sponsored investment portfolios in 2016 344.9 529.2 Redeemable non-controlling interests — 687.2 Stockholders' equity, 244.8 common shares outstanding at December 31, 2016, includes net unrealized holding gains of $52.2 at December 31, 2016 $ 4,762.0 $ 5,008.6 Cash, Cash Equivalents, and Investments Information (in millions) Interest Held by T. Rowe Price Group Cash and discretionary investments in sponsored portfolios Seed capital investments in sponsored portfolios Investment in UTI and other investments Total Redeemable non-controlling interest As reported on consolidated balance sheet 12/31/2016 Cash and cash equivalents $ 1,204.9 $ — $ — $ 1,204.9 $ — $ 1,204.9 Investments 691.6 345.1 220.8 1,257.5 — 1,257.5 Net assets of consolidated sponsored investment portfolios 9.0 918.7 — 927.7 687.2 1,614.9 $ 1,905.5 $ 1,263.8 $ 220.8 $ 3,390.1 $ 687.2 $ 4,077.3

Non-GAAP Information and Reconciliation

The firm believes the non-GAAP financial measures below provide relevant and meaningful information to investors about its core operating results. These measures have been established in order to increase transparency for the purpose of evaluating the firm's core business, for comparing current results with prior period results, and to enable more appropriate comparison with industry peers. However, non-GAAP financial measures should not be considered as a substitute for financial measures calculated in accordance with U.S. GAAP and may be calculated differently by other companies. The following schedule (in millions, except for per share amounts) reconciles U.S. GAAP financial measures to non-GAAP measures for the three months and year ended December 31, 2015 and 2016.

	Three months ended		Year ended	
	12/31/2015	12/31/2016	12/31/2015	12/31/2016
Operating expenses, GAAP basis	$ 597.2	$ 527.9	$ 2,301.7	$ 2,489.5
Non-GAAP Adjustments:				
Expenses of consolidated sponsored investment portfolios, net of elimination of its related management fee[1]	—	(1.9)	—	(6.5)
Non-recurring charge related to Dell appraisal matter [3]	—	100.0	—	(66.2)
Adjusted operating expenses	$ 597.2	$ 626.0	$ 2,301.7	$ 2,416.8
Net income attributable to T. Rowe Price Group, Inc., GAAP basis	$ 303.2	$ 379.8	$ 1,223.0	$ 1,215.0
Non-GAAP Adjustments:				
Net income of consolidated sponsored investment portfolios, net of redeemable non-controlling interests [1]	(.6)	(7.0)	(1.5)	(69.1)
Non-operating income, excluding impact of consolidated sponsored investment portfolios[2]	(42.8)	(15.1)	(102.0)	(106.0)
Non-recurring charge related to Dell appraisal matter [3]	—	(100.0)	—	66.2
Income tax impacts of non-GAAP adjustments [4]	17.4	47.0	40.8	42.8
Adjusted net income attributable to T. Rowe Price Group, Inc.	$ 277.2	$ 304.7	$ 1,160.3	$ 1,148.9
Diluted earnings per common share, GAAP basis	$ 1.17	$ 1.50	$ 4.63	$ 4.75
Non-GAAP Adjustments:				
Consolidated sponsored investment portfolios [1]	—	(.02)	(.01)	(.16)
Non-operating income, excluding impact of consolidated sponsored investment portfolios[2]	(.10)	(.03)	(.23)	(.25)
Non-recurring charge related to Dell appraisal matter [3]	—	(.24)	—	.15
Adjusted diluted earnings per common share[5]	$ 1.07	$ 1.21	$ 4.39	$ 4.49

[1] The firm implemented new consolidation accounting guidance on January 1, 2016, that resulted in a larger number of the firm's sponsored investment portfolios, that the firm provides seed capital to at inception, to be consolidated in the firm's financial statements as the firm was deemed to have a controlling financial interest. The firm now recognizes investment gains and losses on a larger number of the investments in sponsored portfolios in its statement of income compared to its statement of comprehensive income in 2015. The non-GAAP adjustments add back the management fees that the firm earns from the consolidated sponsored investment portfolios and remove the investment income and operating expenses of these portfolios that have been included in the firm's U.S. GAAP consolidated statements of income. Management believes the consolidated sponsored investment portfolios may impact the reader's ability to understand the firm's core operating results. The following table details the calculation of net income of consolidated sponsored investment portfolios, net of redeemable non-controlling interests for the three months and year ended December 31, 2015 and 2016:

	Three months ended		Year ended	
	12/31/2015	12/31/2016	12/31/2015	12/31/2016
Net investment income of consolidated sponsored portfolios	$ .6	$ (2.9)	$ 1.5	$ 121.1
Operating expenses of consolidated sponsored portfolios	—	(3.1)	—	(13.0)
Net income of consolidated sponsored portfolios	.6	(6.0)	1.5	108.1
Less: net income attributable to redeemable non-controlling interests	—	(13.0)	—	39.0
T. Rowe Price's portion of net income	$ .6	$ 7.0	$ 1.5	$ 69.1

10

11 (2) This non-GAAP adjustment removes the non-operating income that remains after backing out the portion related to the consolidated sponsored investment portfolios. Management believes excluding non-operating income helps the reader's ability to understand the firm's core operating results, and increases comparability to prior years. Additionally, management does not emphasize the impact of non-operating income when managing the firm and evaluating its performance. The following table details the calculation of other non- operating income for the three months and year ended December 31, 2015 and 2016: Three months ended Year ended 12/31/2015 12/31/2016 12/31/2015 12/31/2016 Total non-operating income $ 43.4 $ 12.2 $ 103.5 $ 227.1 Less: net investment income (loss) of consolidated sponsored portfolios .6 (2.9) 1.5 121.1 Total other non-operating income $ 42.8 $ 15.1 $ 102.0 $ 106.0 (3) As previously disclosed, the firm made the decision in June 2016 to compensate certain clients in regard to the Dell appraisal rights matter. The firm also recognized an offset to this charge for a related insurance recovery. Management believes it is useful to readers of the firm's consolidated statements of income to adjust for this non-recurring charge in arriving at adjusted operating expenses and net income attributable to T. Rowe Price Group, Inc. and diluted earnings per share, as this will aid with comparability to prior periods and analyzing the firm's core business results. (4) These were calculated using the effective tax rate applicable to the related items. (5) This non-GAAP measure was calculated by applying the two-class method to adjusted net income attributable to T. Rowe Price Group, Inc. divided by the weighted-average common shares outstanding assuming dilution.